UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 9, 2004

TRIMFAST GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-26675	32-0038621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 City Place, Edgewater, New Jersey 07020

(Address of Principal Executive Office) (Zip Code)

(201) 313-3246

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure

On November 5, 2004 we executed a letter of intent with Saenz Group LLC, at 13553 Poway Road. # 185 Poway CA. 92064, (the "Seller"), TrimFast will acquire unspecified percentage of all or part of assets and designated liabilities of Saenz Group LLC. and in exchange for cash and TrimFast common stock (the "Shares") which will be issued to Saenz Group LLC.) The shares to be received by Saenz Group LLC. will be subject to Rule 144 of the Securities Act of 1933, as amended.

Closing of the transaction will be subject to completion of our due diligence and execution of a definitive share exchange agreement and such other ancillary documents as may be required.

Afghan Cement Corporation, ACC has been established by The Saenz Group LLC, a U.S.A. based company. The Saenz Group is a business development firm with significant experience in the US and the Middle East with its principal place of business in Poway, California.

Item 8.01   Other Events

The intent of Afghan Cement Corporation (ACC) is to build local manufacturing capability of high quality Portland cement in Afghanistan with an initial capacity of 350,000 metric tons a year, growing to approximately 1 million metric tons in 5 years. The United Nations has estimated the annual demand for cement to be growing to more than ten million metric tons per year in the country over the next five years.

Item 9.01   Financial Statements and Exhibits

(a)

Financial Statement of Business Acquired

Not Applicable

(b)

Pro Forma Financial Information

Not Applicable

(c)

Exhibits

Exhibit	Description

10.1	Letter of Intent between TrimFast Group, Inc. and the Saenz Group LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TRIMFAST GROUP, INC.

Dated: November 9, 2004	By:	/s/ KEN HILOWITZ
Ken Hilowitz President

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